Exhibit 99.1

FOR IMMEDIATE RELEASE

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ITRONICS REPORTS 76 PERCENT INCREASE IN 2020 FIRST QUARTER TOTAL REVENUES

Sales Still Expected To More Than Double In 2020

RENO, Nevada, April 9, 2020 -- Itronics Inc. (OTC:ITRO), an emerging "Clean Tech Materials" growth Company that manufactures GOLD’n GRO Multi-Nutrient Fertilizers and produces Silver, today announced sales results for the first quarter which ended March 31, 2020.

Total Revenues for the three months ended March 31, 2020 were $669,021, up 76 percent compared to $380,531, in the same period in 2019. The increase was produced by a 68 percent increase in fertilizer sales and a 298 percent increase in silver sales compared to the prior year period.

The Company believes it is still on a path to more than double sales for the full year 2020, driven by a strong fertilizer marketing program and solid field demonstrations showing improved crop quality and yield. The outlook for silver sales is for a further increase in 2020 due to ongoing pilot scale circuit board refining operations continuing to produce bullion for periodic shipment.

March GOLD’n GRO fertilizer sales growth was reduced against forecast due to cool rainy weather in our markets, delaying those sales into the second quarter. Uncertainties created by the Covid-19 virus pandemic may be negatively affecting sales to an unknown degree. "In spite of the enormous uncertainties which emerged in mid-February and continued through March, the fact that our sales increased by 76 percent is very positive," said Dr. John Whitney, Itronics’ President. "We are confident that the Company is still on a path to more than double sales in 2020"

During the first quarter the Company announced completion of a detailed three-year growth plan for Reno manufacturing operations, and a 10-year growth plan for consolidated operations that include expansion to the new "Itronics Clean Materials Technology Campus near Yerington, NV." Itronics is expecting to achieve rapid growth over the next several years, driven by GOLD’n GRO fertilizer sales and supported by development of additional technologies from the Company’s portfolio of "Zero Waste Energy Saving Technologies".

2020 First Quarter Sales Results

Unaudited Revenues for the first quarter ended March 31, 2020 together with comparative unaudited figures for the 2019 first quarter are presented below:

	ITRONICS INC. REVENUES
	2020	2019
REVENUE
Fertilizer	$ 594,128	$ 354,377
Silver	$ 68,445	$ 17,186
Photo Services	$ 4,461	$ 5,644
Mining Technical Services	$ 1,987	$ 3,324
Total Revenues	$669,021	$380,531

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is an emerging Cleantech Growth Company that uses proprietary multi-nutrient fertilizer manufacturing technologies to produce GOLD’n GRO multi-nutrient fertilizers and breakthrough Zero Waste Technologies to recover fertilizer ingredients, silver bullion, and silver-bearing glass from waste streams that contain silver, gold, copper, zinc, tin, and other metals. The Company’s goal is to achieve profitable green technology driven organic growth in specialty GOLD’n GRO fertilizers, silver, zinc, and minerals. The Company’s technologies maximize the recovery and uses of metals and minerals and by doing this maximize sustainability.

The Company’s environmentally friendly award winning GOLD’n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available at the Company's "e-store" on Amazon.Com at http://www.amazon.com/s/ref=bl_sr_lawn-garden?ie+UTF8&field-brandtextbin=GOLD%27n+GRO&node+2972638011. Due to expanded retail customer interest, GOLD’n GRO fertilizer may now be purchased in Reno, Nevada at "Buy Nevada First Gift Shop", 4001 S. Virginia St.

Follow Itronics on Facebook: https://www.facebook.com/itronicsinc

Follow Itronics on Twitter:https://twitter.com/itronicsinc

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VISIT OUR WEB SITE: http://www.itronics.com

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("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)

Contact:

Paul Knopick

888-795-6336